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                                                                     EXHIBIT 8




                         [BASS, BERRY & SIMS LETTERHEAD]

April 30, 1999

J. Alexander's Corporation
3401 West End Avenue
Nashville, Tennessee

Re:      Distribution of rights to purchase shares of common stock

Ladies and Gentlemen:


         We have acted as counsel for J. Alexander's Corporation, a Tennessee corporation (the "Company"), in connection with (i) the proposed issuance of rights (the "Rights") to acquire up to 1,089,067 shares of the Company's common stock, par value $.05 per share (the "Common Stock"); and (ii) the proposed issuance of up to 1,089,067 shares of Common Stock upon exercise of such rights, as described in the Company's Prospectus (the "Prospectus") contained in the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").


         As counsel for the Company, we have examined copies of the Registration Statement and such other certificates and documents as we have deemed relevant and necessary for the opinion hereinafter set forth. The opinion set forth below assumes the accuracy of the statements and facts described in the Prospectus and that the offering of the Rights is consummated in the manner set forth therein.

         Based upon and subject to the foregoing, in our opinion the discussion of the material federal income tax consequences of the rights offering set forth in the Prospectus under the captions "Questions and Answers About the Rights Offering--What Are the Federal Income Tax Consequences of Exercising My Rights?" and "Federal Income Tax Considerations--Tax Consequences to Shareholders," subject to the limitations and conditions set forth therein, addresses accurately the material federal income tax consequences of the rights offering and of an investment in the common stock obtained pursuant to exercise of the Rights.

         The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all of which are subject to change. No opinion is expressed concerning any matters other than those specifically referred to herein. This opinion does not apply to particular types of shareholders subject to special tax treatment under federal income tax law, such as banks, insurance companies and foreign individuals and entities. In


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addition, this opinion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. The opinion assumes that the common stock held by shareholders, and the rights and additional shares issued to them as a result of the rights offering, constitute capital assets.


         We consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters". In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


         We have rendered the foregoing opinion for the use of J. Alexander's Corporation and its shareholders; the views herein may not be relied upon or furnished to any other person without our prior written consent.



                                          Very truly yours,

                                      /s/ BASS, BERRY & SIMS PLC








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